Exhibit 19.3

Insider Trading Compliance and Preclearance Policies

for Section 16 Officers and Directors of Microsoft

This document sets forth the insider trading compliance policies that apply to transactions in Microsoft securities by Microsoft officers and directors who are subject to Section 16 of the Securities Exchange Act of 1934 (“Insiders”).

The policies contained in this document apply to all securities “beneficially owned” by Insiders. Insiders are responsible for assuring that other individuals or entities (“Covered Persons”) who may have an interest in securities that are “beneficially owned” by an Insider comply with these policies. For more information regarding beneficial ownership of securities and Covered Persons, please see Section 6 below.

Covered Persons must comply with the policies below. Accordingly, any reference below to “Insiders” should be read to include Covered Persons. In addition to the policies below, all Directors must comply with the Director stock ownership requirements located in the Corporate Governance Guidelines and Executive Officers must comply with the Stock Ownership Requirements for Microsoft Corporation Executives.

1. Restrictions on Trading

A. Prohibition on Trading While in Possession of Material, Nonpublic Information. Under Federal securities law and regulations, no Insider may trade in Microsoft securities while possessing material, nonpublic information concerning the Company, even if a quarterly window period described in Section 2 is open. The window period is not a safe harbor that eliminates the need for caution about whether an Insider should refrain from trading because he or she possesses material, nonpublic information about Microsoft. For more information, see the General Insider Trading Policy.

B. Trading Restricted to Open Window Periods. No Insider may trade in Microsoft securities outside of an applicable Open Window Period described below in Section 2, or during any trading blackout periods designated by Microsoft, except pursuant to the terms of a Rule 10b5-1 Plan as outlined in Section 4.E below. For more information, see the Restricted Trading Window Policy.

C. Prohibition on Trading in Derivatives. Trading in derivative securities (other than derivative securities issued by Microsoft as compensation) related to Microsoft stock or debt such as options, puts, calls, warrants or similar financial instruments may create the appearance among regulators and Microsoft shareholders that an Insider is engaging in short-term, speculative transactions or inappropriately hedging the risk of declines in Microsoft stock. For this reason, Insiders may not trade in options, puts, calls or other derivative instruments related to Microsoft stock or debt.

D. Prohibition on Pledging. No Insider may purchase Microsoft stock on margin, borrow against Microsoft stock held in a margin account, or pledge Microsoft stock as collateral for a loan.

2. Trading Window and Blackout Periods

A.
An Insider may trade in Microsoft securities only during quarterly window periods that follow each quarterly earnings announcement. This policy is intended to help prevent accusations of trading on material, nonpublic information. The theory underlying the policy is that the period of time following an earnings release is a time when the public has been apprised of all relevant material information about the Company’s recent business and financial performance. The window period generally begins on the commencement of trading on the second full trading day following Microsoft's public release of quarterly earnings, and ends at the close of trading 15 business days prior to the end of the third month of the fiscal quarter in which the earnings are released (the “Open Window Period”). If, for example, Microsoft made an earnings announcement on Thursday, the trading window would be expected to open the following Monday. There are rare situations when a quarterly window period is delayed, closed early or skipped. Microsoft employees and directors who are subject to the trading window policy are sent email each quarter advising them of the first and last day of that quarter’s Open Window Period. If an Open Window Period is delayed, closed early or skipped, Insiders will be sent email alerting them to this development. An Insider should not trade unless he or she has received notice about the opening of the trading window.
B.
Insiders who have material, nonpublic information concerning Microsoft may not trade in Microsoft securities even during Open Window Periods.
C.
Insiders may not trade in Microsoft securities outside of an Open Window Period or during any blackout period that Microsoft may designate. Insiders may not disclose to any outside third party, including brokers or financial advisers, the terms of the trading window policy, the date on which an Open Window Period has begun or ended, or that a blackout period has been designated.

3. Pre-Clearance Policies and Procedures

A. Potential Section 16(b) Liability. Insiders are subject to the short-swing profit recapture rules of Section 16 of the Securities Exchange Act of 1934. Compliance with the law includes prompt reporting of an Insider’s transactions involving Microsoft securities. The Section 16 reporting requirements also apply to transactions in Microsoft securities owned by certain other individuals and entities related to an Insider, as explained in greater detail in Section 5 below. Any late or delinquent filings are required to be reported in Microsoft’s annual proxy statement. In order to assist Insiders in complying with these reporting requirements, the procedures described below have been adopted so that CELA, Corporate Legal Group may prepare and file with the SEC on an Insider’s behalf the appropriate form reporting an Insider’s transactions.

The purpose of these filings with the SEC is to give any interested party the ability to examine the filings to determine whether an Insider has violated the so-called "short-swing profit" rules, which prohibit a specified officer or director of a public company from profiting on sales and purchases of stock that occur within 6 months of each other. Neither lack of familiarity with the rules nor inadvertent non-compliance will excuse a violation of the short-swing profit rules. Generally, this law should not present Insiders at Microsoft with a problem because Microsoft stock purchases that an Insider makes from the Company (e.g. stock acquired on exercise of stock options and stock purchased under the Employee Stock Purchase Plan) are all exempt from short swing profit liability under SEC rules, and therefore any sales of stock an Insider undertakes typically would not have any non-exempt purchases of stock with which they could be matched. However, an Insider may potentially have a problem if the Insider purchases Microsoft shares in the open market or changes an investment election under the Microsoft 401(k) plan with respect to investing in Microsoft stock. The advance notification procedures described below are intended to help Insiders avoid transactions that would violate Section 16(b), as well as meet the 2-day filing deadline for reporting most Insider transactions in Microsoft securities. Insiders are expected to cooperate with the Company fully and promptly in disclosing their transactions involving Company securities.

B. Preclearance Requirement. All Insiders are required to obtain approval from the CELA Corporate Legal Group before entering into any transaction involving Microsoft securities, including, but not limited to, option exercises, gifts, purchases, and sales, of Microsoft stock or debt. Some very limited exceptions apply as described in Section 4 below. The Insider or his or her broker will be asked to answer some preclearance questions in a Preclearance Checklist, which includes a brief description of the nature of the transaction (e.g., exercise of stock option, purchase, sale, gift, etc.), the type and number of Microsoft securities involved, and the proposed date on which the Insider will enter into the transaction. A copy of the Preclearance Checklist may be requested from (**)@microsoft.com.

Preclearance requests should be sent by email to (**)@microsoft.com. For questions, please call any of the following individuals (“Contacts”):

(**)

As soon as possible following the preclearance request, one of the Contacts will review the transaction and advise the Insider whether he or she may proceed with the transaction.

C. Confirmation of Transaction. Immediately after the transaction is executed, the Insider or his or her broker must provide the details of the transaction to one or more of the Contacts, either by phone or e-mail to (**)@microsoft.com. This information must include the following:

i. type of Microsoft security involved;

ii. a brief description of the nature of the transaction (e.g., purchase, sale, exercise, etc.);

iii. number of shares involved;

iv. price per share;

v. the total aggregate price/value; and

vi. the transaction date.

Please note that this information must be provided on the date the transaction is executed (commonly referred to as the “trade date”), as opposed to on the date the transaction is settled. In nearly all cases, the trade date is the date that gives rise to the Section 16 reporting obligation.

4. Application of the Trading Restrictions and Preclearance Policies to Particular Situations

A. Stock Awards.

i. Trading Restrictions. Transactions involving Microsoft stock received by an Insider pursuant to a Stock Award may be made only in accordance with, and at times permitted by, the trading restrictions contained in Sections 1 and 2 above.

ii. Preclearance and Confirmation. Insiders do not need to request preclearance or provide confirmation of receipt of a Stock Award. Insiders must request preclearance and provide confirmation of a transaction as outlined in Section 3 above for any sales of Microsoft stock received under a Stock Award.

B. Gifts.

i. Trading Restrictions. Gifts of Microsoft stock may be made only in accordance with, and at times permitted by, the trading restrictions contained in Sections 1 and 2 above.

ii. Preclearance and Confirmation. Any gift is subject to the preclearance requirement and confirmation of the transaction as outlined in Section 3 above.

C. Employee Stock Purchase Plan.

i. Trading Restrictions. There is no restriction on purchases of Microsoft stock under Microsoft’s Employee Stock Purchase Plan (“ESPP”). However, an Insider’s sale of Microsoft stock purchased pursuant to the ESPP may be made only in accordance with, and at times permitted by, the trading restrictions contained in Sections 1 and 2 above.

ii. Preclearance and Confirmation. Insiders do not need to request preclearance or provide confirmation of purchases of Microsoft stock pursuant to an election under the ESPP. However, Insiders must request preclearance and provide confirmation of the transaction as outlined in Section 3 above for any sales of Microsoft stock purchased pursuant to the ESPP.

D. Stock Options.

i. Trading Restrictions. Stock options may be exercised outside an Open Window Period only if the Insider pays the exercise price and withholding taxes in cash, and then holds the shares (also known as an “exercise and hold”). Any sale of stock as part of a broker-assisted cashless exercise of an option, any other market sale for the purpose of generating the cash needed to pay the exercise price of an option, or any delivery of shares to pay the exercise price (if permissible under the applicable stock plan) may only be done in accordance with, and at times permitted by, the trading restrictions described in Section 1 and 2 above.

ii. Preclearance and Confirmation. Any exercise of an employee stock option is subject to the preclearance requirement and confirmation of transaction process as outlined in Section 3 above.

E. Transactions in Microsoft Stock Pursuant to Rule 10b5-1 Plans.

i. Trading Restrictions. SEC Rule 10b5-1 allows trading under certain circumstances by Insiders during periods when the Insider would otherwise be prohibited from trading (for example, during periods when the trading window is closed or the insider possesses material, nonpublic information). In order to qualify for the affirmative defense offered by this Rule, the plan must be contained in an agreement that meets certain requirements, and the Insider must not exercise any discretion regarding the transactions under the plan during a period when trading would otherwise be prohibited (typically referred to as a “10b5-1 Plan”). An Insider may make sales of Microsoft stock outside of the Open Window Period or during a blackout period only if such sales are made pursuant to a 10b5-1 Plan that consists of an agreement with the selling broker that has been prepared by a broker-dealer or a lawyer representing the Insider, reviewed and approved by the CELA Corporate Legal Group, and entered into by the Insider at a time that sales could be made in accordance with the restrictions set forth in Sections 1 and 2 above. For additional information regarding 10b5-1 Plans and the policies associated with them, please send email to (**)@microsoft.com.

ii. Preclearance and Confirmation. Insiders engaging in transactions under an approved 10b5-1 Plan generally will not have an obligation to request preclearance of such transactions. However, Insiders (or their brokers) must immediately confirm a transaction as provided in Section 3 above upon execution of a transaction under a 10b5-1 Plan.

5. Tax Services from Microsoft Independent Auditors

Microsoft’s independent auditor (currently Deloitte & Touche LLP) is prohibited from providing tax services to individuals in a financial reporting oversight role at Microsoft, or immediate family members of such persons, who do not meet the exceptions provided by PCAOB Rule 3523.

Employee Insiders not in a financial reporting oversight role and directors may use Microsoft’s independent auditor for individual tax services, after providing advance notice to and receiving approval from CELA (via the audsvc alias).

If you are uncertain whether you a person in a financial reporting oversight role covered by this policy or are otherwise prohibited from using Microsoft’s independent auditor for tax services, you may contact the(**)@microsoft.com alias.

6. Covered Persons

Insiders are subject to the Section 16 reporting requirements with respect to all Microsoft securities that they beneficially own. The determination of “beneficial ownership” is based on the Insider’s direct or economic interest in the securities. Although not exhaustive, we have listed below the primary types of relationships that may give rise to beneficial ownership, thus triggering the Section 16 reporting requirement.

•
Microsoft shares owned by immediate family members who live with the Insider or use the Insider’s address as their regular address (e.g., spouse, domestic partner, minor children, college students, parents, grandparents, grandchildren, siblings and in-laws).
•
Microsoft shares held in a trust, if the Insider is: (1) a trustee who has or shares investment control of the trust securities and the Insider or a member of his or her immediate family (whether or not they share the same household) has an economic interest in the trust securities; (2) a beneficiary and has or shares investment control; or (3) a person who has the power to revoke the trust.
•
Microsoft shares held in the name of a partnership or other entity over which the Insider has a controlling influence.

Insiders may wish to consult with a Contact or send e-mail to (**)@microsoft.com to clarify reporting responsibilities with respect to any Microsoft securities over which the Insider has voting control or in which the Insider has an economic interest.

7. Sanctions

Persons who are found to have traded on material, nonpublic information can face serious criminal and civil penalties. Insiders that violate the prohibition on short-swing profit transactions will be required to disgorge the deemed profit from the transaction to the Company. Any late or delinquent filings are required to be reported in Microsoft’s annual proxy statement. In addition, the SEC has broad authority to seek sanctions from late filers; these sanctions may include significant fines and other penalties. Violation of these policies may result in disciplinary action up to and including immediate termination of employment. Violation of these policies also may be reported in Company filings with the SEC.

8. Questions

Anyone with questions about these policies and procedures, or the application of them to a proposed transaction, may obtain additional guidance by sending e-mail to (**)@microsoft.com. The ultimate responsibility for adhering to these policies and avoiding unlawful transactions rests with the Insider.